Exhibit 4.9

31st January 2006	Department of Trade and Industry V 299 1 Victoria Street London SWlH 0ET Enquiries 020 7215 5000

URL	http://www.dti.gov.uk/
Telex	8813148 DIHQ G

MODIFICATIONS TO STANDARD CONDITIONS OF ELECTRICITY DISTRIBUTION
LICENCES

Recitals

Whereas:

(1)	the Secretary of State considers that it is appropriate for the purpose set out in sub-section (l)(b) of section 177 of the Energy Act 2004 (“the Energy Act”) to make modifications to the standard conditions of distribution licences granted, or treated as granted, under section 6(l)(c) of the Electricity Act 1989 (“the Licences”), falling within sub-section (2) of that section 177; and

(2)	the Secretary of State has consulted, as required by section 177(4) of the Energy Act, on the modifications which he proposes to make in exercise of his powers under section 177(1) of the Energy Act.

Modification

In exercise of the power conferred upon him by section 177(1) of the Energy Act, the Secretary of State hereby modifies standard licence condition 3 of the Licences in the manner specified in annex 1 to this direction and such modifications shall have effect on and from the date hereof.

The Secretary of State shall publish the modifications made pursuant to this direction on the website of the Department of Trade and Industry as soon as reasonably practicable.

Angela Piearce
Head of Electricity markets team
For and on behalf of the Secretary of State for Trade and Industry

Department of Trade and Industry

ANNEX 1

     MODIFICATIONS TO STANDARD LICENCE CONDITION 3 OF ELECTRICITY
DISTRIBUTION LICENSES TO HAVE EFFECT ON AND FROM THE DATE OF THIS
DIRECTION

Condition 3 -Payments by Licensee to the Authority

1.	Paragraph 2 is amended as follows:

	(a)	in sub-paragraph (c), for “the licence or any other electricity distribution licence” substitute “this licence or any other licence granted under the Act or the Gas Act 1986; ”; and

	(b)	in sub-paragraph (d), for “that reference” substitute “references of the type referred to in sub-paragraph 2(c)”.

2.	Paragraph 3 is amended by inserting “relevant” after “in each” in both sub-paragraph (a) and sub-paragraph (b).

3.	Paragraph 4 is amended as follows:

(a)	for “Where” substitute “If”;

(b)	for “due date set out in” substitute “payment date determined in accordance with”;

(c)	insert “with effect from that payment date” after “shall”; and

(d)	for “on the amount” substitute “on that amount”.

4.	In Paragraph 5, the definition of “estimated costs” is amended as follows:

	(a)	after the first “to be” insert “or have been”;

	(b)	in sub-paragraph (a)(ii), for “consumer” substitute “Consumer”; and

	(c)	in sub-paragraph (b), after “Competition Commission” insert “in connection with references to it in respect of this licence or any other licence granted under the Act or the Gas Act 1986, such estimate having regard to any views of the Competition Commission”.

Department of Trade and Industry